UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 4, 2007
Date of report (date of earliest event reported)

COST-U-LESS, INC.
(Exact name of registrant as specified in its charter)

Washington	0-24543	91-1615590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3633 136th Place SE, Suite 110
Bellevue, Washington 98006
(Address of principal executive offices)(Zip code)

(425) 945-0213
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On January 4, 2007, Cost-U-Less, Inc. issued a press release announcing an increase of 4.0% in same store sales (stores open a full 13 months), for fiscal December 2006, compared to same store sales of 5.2% for the corresponding period a year ago. Additionally, the Company announced same store sales increases of 3.5% and 3.4% for the fiscal fourth quarter and fiscal year ending December 31, 2006, respectively, as compared to same store sales increases of 1.7% and 4.7% for the corresponding periods in fiscal 2005, respectively.

Fiscal 2006 was a 52-week year as compared to fiscal 2005, which was a 53-week year. The additional week in 2005 resulted in December 2005 containing six weeks versus five weeks in December 2006. The sixth week of December 2005 has been excluded from the same store sales calculations in order to provide a normalized comparison against the corresponding fiscal periods in 2006. Approximately every five years the Company adds a 53rd week to align fiscal periods as close as possible to calendar periods.

The Company also announced total sales for fiscal December 2006, fiscal fourth quarter 2006, and the fiscal year 2006 at $25.2 million, $59.1 million, and $220.0 million, respectively.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Cost-U-Less, Inc. press release dated January 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cost-U-Less, Inc.
January 4, 2007	By:	/s/ Martin Moore
Martin Moore, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Cost-U-Less, Inc. press release dated January 4, 2007